                                   EXHIBIT 11

                                CLX ENERGY, INC.
                   Computation of Net Income (Loss) Per Share
                                  (Unaudited)


                                           Three months
                                        ended December 31,
                                    --------------------------
                                        2002          2001
                                    ------------  ------------
Net income (loss)                   $(   30,574)  $(   78,594)
                                    ============  ============

Weighted average number of common
  shares outstanding                  2,631,936     2,631,936

Common equivalent shares
  representing shares issuable
  upon exercise of outstanding
  options                                     -             -
                                    ------------  ------------

                                      2,631,936     2,631,936
                                    ============  ============

Net income (loss) per share:
    Basic                           $(     0.01)  $(     0.03)
                                    ============  ============

    Diluted                         $(     0.01)  $(     0.03)
                                    ============  ============



Stock options are not considered in the diluted EPS calculation for those periods with net losses, as the impact of the potential common shares (250,000 shares at December 31, 2002 and 2001) would be to decrease loss per share.


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